Exhibit 10.1
RDA MICROELECTRONICS, INC.

SHARE OPTION SCHEME
(Amended and Restated on April 1, 2008)

Share Option Scheme
(Amended and Restated on April 1, 2008)
1.	DEFINITIONS

1.1	In this Scheme, the following expressions have the following meanings:

“Adoption Date”	means August 31, 2005 (the date on which the Scheme is adopted by written resolution of the shareholders of the Company);

“Auditors”	means the auditors for the time being of the Company;

“Board”	means the board of directors of the Company or a duly authorised committee thereof;

“Company”	means RDA Microelectronics, Inc., a Company incorporated under the laws of the British Virgin Islands;

“Company Transaction”	means consummation of either:
(a) a merger, consolidation, or amalgamation of the Company with or into any other corporation or other entity, or
(b) a sale, lease, exchange or other transfer in one transaction or a series of related transactions, of all or substantially all the Company’s outstanding securities or all or substantially all the Company’s assets provided, however, that a Company Transaction shall not include a Related Party Transaction;

“Employee”	means an employee of any Group Company and shall be deemed to include any director, consultant, adviser or contractor thereof;

“Exchange”	means The Stock Exchange of Hong Kong Limited (either Main Board or GEM) or any other internationally recognized stock exchange as the Board may select;

“GEM”	means the Growth Enterprise Market of The Stock Exchange of Hong Kong Limited;

“Group Companies”	means the Company, the Listing Vehicle or any of their respective Subsidiaries, each of which shall be referred to as a “Group Company”;

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Individual Option Grant Date”	means the effective date on which an Option is awarded to an Employee as set forth in the Option Agreement;

“Listing”	means the listing of the shares in the Company or the Listing Vehicle (as the case may be) on the Exchange by way of initial public offering;

“Listing Date”	means the date on which the Listing occurs;

“Listing Price”	means the initial public offering price or such other price of the shares in the Company or the Listing Vehicle (as the case may be) as may be approved by the Exchange;

“Listing Vehicle”	means the appropriate corporate vehicle other than the Company (as determined by the Company or its related entities) for listing of shares on the Exchange;

“Main Board”	means the Main Board of The Stock Exchange of Hong Kong Limited;

“Option”	means an option to subscribe either for Shares or shares in the Listing Vehicle, but not both, pursuant to the Scheme;

“Option Agreement”	has the meaning given in Section 4.3;

“Optionee”	means an Employee to whom the Company has granted an Option;

“Plan Termination Date”	means the ten (10) years commencing from the Adoption Date;

“PRC”	means the People’s Republic of China;

“Related Party Transaction”	means:
(a) a merger, consolidation or amalgamation of the Company in which the holders of the outstanding voting securities of the Company immediately prior to the merger or consolidation hold at least a majority of the outstanding voting securities of the Successor Company immediately after the merger, consolidation or amalgamation,
(b) a sale, lease, exchange or other transfer of the Company’s assets to a Subsidiary,
(c) a transaction undertaken for the principal purpose of restructuring the capital of the Company, including but not limited to, reincorporating the Company in a different jurisdiction or creating a holding company, or
(d) a corporate dissolution or liquidation;

“Scheme”	means this share option scheme in its present or any amended form;

“Shares”	means shares of US$0.01 each (or of such other nominal amount of the shares comprising the ordinary share capital of the Company as shall result from a sub-division or a consolidation of such shares from time to time) in the Company;

“Subscription Price”	means the price at which a Optionee may subscribe for Shares on the exercise of an Option;

“Subsidiary”	means a company which is for the time being and from time to time a subsidiary within the meaning of Section 2 of the Companies Ordinance, Chapter 32 of the Laws of Hong Kong, as amended from time to time whether incorporated in Hong Kong, PRC or otherwise;

“Successor Company”	means the surviving company, the successor company or its parent, as applicable in connection with a Company Transaction;

“Termination Date”	means the date of Employee’s last actual working day with any the Group Company by which he is employed whether salary is paid in lieu of notice or not.
1.2	Clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of the Scheme. Reference herein to Clauses and Schedules are to clauses and schedules of this Scheme.

1.3	Reference to the singular includes a reference to the plural and vice versa and reference to any gender includes a reference to all other genders.

1.4	Subject as provided in this Scheme and without prejudice to any provisions in this Scheme, in the event that the Listing Vehicle (instead of the Company) is used as the vehicle for Listing, “Shares” as used in this Scheme shall be construed as “shares of the Listing Vehicle” where the context requires, and the Company shall, subject to the compliance of all applicable rules, regulations and laws for the time being in force, use its best endeavours to switch the entitlement of the Option for Shares in the Company to the shares of the Listing Vehicle immediately upon Listing.

2.	CONDITIONS

This Scheme shall take effect subject to the passing of the necessary resolution to adopt the Scheme by the shareholders of the Company in writing.

3.	DURATION AND ADMINISTRATION

3.1	Subject to Clause 11, this Scheme shall terminate upon the Plan Termination Date and no further Options will be issued after the Plan Termination Date, but Options granted before the Plan Termination date will continue to be effective in accordance with their terms and conditions and the provisions of this Scheme.

3.2	This Scheme shall be subject to the administration of the Board whose decision (save as otherwise provided herein) shall be final and binding on all parties affected hereby.

3.3	The Board shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of any countries in which any Group Company may operate to assure the viability of the benefits from Options granted to Optionees employed in such countries and to meet the objectives of the Scheme.

4.	GRANT OF OPTION

4.1	On and subject to the terms of this Scheme, the Board may grant Options to any Employees between the Adoption Date and the Plan Termination Date, unless sooner terminated in accordance with the provisions hereof. The Board shall have sole discretion as to whether an Option is granted, the number of Shares in respect of which an Option is granted, and the Subscription Price per Share, all of which shall be set out in the relevant Option Agreement.

4.2	On and subject to the terms of this Scheme, the maximum number of Shares in respect of which Options may be granted shall be thirty million (30,000,000) Shares, subject to adjustment pursuant to Section 7. Shares as to which an Option is granted under this Scheme that remains unexercised at the expiration, forfeiture or other termination of such Option may be the subject of the grant of further Options. Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares.

4.3	On and subject to the terms of this Scheme, each Option shall be evidenced by an option agreement (“Option Agreement”) to be entered into between the Company and the Optionee. The Option Agreement shall contain such terms and conditions as may be approved by the Board.

4.4	Unless specified otherwise in the Option Agreement, each Option granted to a Optionee shall vest in four (4) equal installments, each representing twenty-five percent (25%) of the Shares issuable under such Option, which shall take place on each of the four (4) consecutive anniversaries of the Individual Option Grant Date concerned, provided that such Optionee remains an Employee on such anniversary. The Board shall have sole discretion in any Option Agreement to establish a vesting schedule that differs from the schedule provided in this Section 4.4.

5.	EXERCISE OF OPTIONS

5.1	An Option shall be personal to the Optionee and shall not be assignable and no Optionee shall in any way sell, transfer, charge, mortgage, encumber or create any interest in favour of any third party over or in relation to any Option. The Company or the Listing Vehicle (as the case may be) after having reasonably satisfied itself that the Optionee shall have committed a breach of this Clause 5.1, shall revoke any Option granted to such Optionee (to the extent not already exercised) by written notice. Such revocation notice shall be final and binding on such Optionee.

5.2	Except as provided otherwise herein, an Option may be exercised only to the extent it has vested. Additionally, an Option may not be exercised if, in the opinion of the Company’s counsel, the issuance of Shares upon such exercise will violate any applicable laws. An Option may be exercised during the time periods and subject to the terms stated herein, in whole or in part, by giving notice in writing to the Company or the Listing Vehicle, as the case may be, stating that the Option is thereby exercised and the number of Shares in respect of which it is exercised, provided that such Option shall be exercised in respect of a “board lot” (as defined by the Exchange) for dealing in Shares on the Exchange or an integral multiple thereof (except where the number of Shares in respect of which the Option remains unexercised is less than one board lot or where the Option is exercised in full). Each such notice must be accompanied by a remittance for the full amount of the Subscription Price for the Shares or shares in the Listing Vehicle in respect of which the notice is given. Within 28 days after receipt of the notice and the remittance, the Company or the Listing Vehicle (as the case may be) shall allot the relevant shares to the Optionee (or his legal personal representatives) credited as fully paid provided that, in the case of a notice and remittance received pursuant to Clause 5.4(c), the Company or the Listing Vehicle (as the case may be) shall within 3 days allot the relevant shares to the Optionee (or his legal personal representatives) credited as fully paid and, in the case of a notice and remittance received pursuant to Clause 5.4(d), the Company or the Listing Vehicle (as the case may be) shall allot the relevant shares at such time as provided therein.

5.3	Notwithstanding the foregoing, the Board may, in its sole discretion, provide notice to the Optionee that the sole method of exercising Options shall be through a cashless exercise program the Company establishes with a designated securities broker (the “Broker”). Under the terms of such program the Optionee will not make any cash payment to the Company or the Broker to effect the exercise. The Broker will fund the exercise on behalf of the Optionee, immediately sell the Shares issued upon such exercise, then remit to a bank account designated by the Optionee the cash proceeds of the sale after deducting the Subscription Price, the Broker’s fees, and any tax withholding the Broker or the Company, in their discretion, consider advisable for compliance with the tax law requirements of the United States of America or the People’s Republic of China. Under such program at no time will the Shares issued upon such exercise be registered in the name of the Optionee.

5.4	Except as provided in this Scheme, Options may only be exercised as to their vested portions, provided that:
(a)	in the event of the Optionee ceasing to be an Employee for any reason other than his death, disability or the termination of his employment on one or more of the grounds specified in Clause 6(d),

(i) with respect to Options granted subsequent to the Listing Date, the Optionee may exercise the portion of his Options vested as of the Termination Date (to the extent not already exercised) within the one month period following the Termination Date;

(ii) with respect to Options granted prior to the Listing Date, the Optionee may exercise the portion of his Options vested as of the Termination Date (to the extent not already exercised) until the tenth (10) anniversary of such Optionees’s respective Individual Option Grant Date; and

(iii) with respect to either Clause 5.4(a)(i) or (ii) above, unless the Board provides otherwise, if on the Termination Date of an Optionee, the Optionee is not vested as to his entire Option, the Option shall terminate and the Shares covered by the unvested portion of the Option shall revert to the Scheme. If, after the Termination Date of an Optionee, the Optionee does not exercise the vested portion of his or her Option within the time specified by the Board, the Shares covered by the vested portion of the Option shall revert to the Scheme.

(b)	in the event of Optionee’s death while an Employee and none of the events which would be a ground for termination of his employment under Clause 6(d) applies, the legal personal representative(s) of the Optionee shall be entitled to exercise the portion of Optionee’s Option vested as of the date of death (to the extent not already exercised) within the twelve month period following the date of death. If, at the time of death, the Optionee is not vested as to his or her entire Option, the Option shall terminate and the Shares covered by the unvested portion of the Option shall immediately revert to the Scheme. If the vested portion of the Option is not so exercised within the time specified herein, and the Shares covered by the vested portion of the Option shall revert to the Scheme;

(c)	if a general offer (whether by takeover offer or scheme of arrangement or otherwise in like manner) is made to all the holders of Shares or the shares in the Listing Vehicle (as the case may be) (or all such holders other than the offeror and/or any person controlled by the offeror and/or any person acting in concert with the offeror) and such offer becomes or is declared unconditional, the Optionee (or his legal personal representatives) shall be entitled to exercise the Option up to his entitlement (to the extent not already exercised) at any time within ten days after the date on which the offer becomes or is declared unconditional after which time the Option shall lapse;

(d)	if a notice is given by the Group Company of which the Optionee is an Employee to its members to convene a general meeting for the purposes of considering, and if thought fit, approving a resolution to voluntarily wind up such Group Company, then such Group Company shall give notice thereof to all Optionees (together with a notice of the existence of the provisions of this Clause) and thereupon, each Optionee (or his legal personal representative(s)) shall be entitled to exercise all or any of his vested Options at any time not later than five business days prior to the proposed general meeting of such Group Company by giving notice in writing to the Group Company, accompanied by a remittance for the full amount of the aggregate Subscription Price for the Shares or the shares in the Listing Vehicle in respect of which the notice is given whereupon the Group Company shall as soon as possible and, in any event, no later than the business day immediately prior to the date of the proposed general meeting referred to above, allot the relevant Shares or shares in the Listing Vehicle (as the case may be) to the Optionee credited as fully paid;

(e)	in the event of a Company Transaction, except as provided below, each outstanding Option shall be assumed or an equivalent option or right substituted by the Successor Company, otherwise the Option may be exercised to the extent it has vested and the unvested portion shall lapse and no longer be exercisable, provided that the Corporate Transaction is ultimately consummated.

For the purposes of this Section 5.4(e), the Option shall be considered assumed or substituted for if following the Company Transaction the option or right confers the right to purchase or receive, for each share of Ordinary Shares subject to the Option immediately prior to the Company Transaction, the consideration (whether stock, cash, or other securities or property) received in the Company Transaction by holders of Ordinary Shares for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Company Transaction is not solely Ordinary Shares of the Successor Company, the Board may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the Option, for each share of Ordinary Shares subject thereto, to be solely Ordinary Shares of the Successor Company substantially equal in fair market value to the per share consideration received by holders of Ordinary Shares in the Company Transaction. The determination of such substantial equality of value of consideration shall be made by the Board and its determination shall be conclusive and binding.

All Options shall terminate and cease to remain outstanding immediately following the Company Transaction, except to the extent exercise is permitted by the Board or the Options are assumed by the Successor Company.

(f)	if the Optionee ceases to be an Employee by reason of disability, the Option shall cease vesting on the day of cessation of employment, but the Option shall remain exercisable (to the extent vested) until the earlier of thirty (30) days after the Listing Date, or five (5) years after the Termination Date. Unless the Board provides otherwise, if on the Termination Date the Optionee is not vested as to his entire Option, the Option shall terminate and the Shares covered by the unvested portion of the Option shall revert to the Scheme. If, after the Termination Date, the Optionee does not exercise his vested portion of the Option within the time specified herein, and the Shares covered by the vested portion of the Option shall revert to the Scheme.

(g)	if the Optionee ceases to be an Employee due to the termination of his employment on one or more of the grounds specified in Clause 6(d), the Optionee’s Option shall immediately lapse and not be exercisable and the Shares covered by his Option shall revert to the Scheme.
5.5	Subject as hereinafter provided in this Scheme, the Shares or the shares in the Listing Vehicle (as the case may be) to be allotted upon the exercise of an Option will be subject to all the provisions of the articles of association (or the equivalent of the articles of association) of the Company or the Listing Vehicle (as the case may be) for the time being in force and will rank pari passu with the fully paid Shares or the shares of the same class in the Listing Vehicle (as the case may be) in issue on the date of allotment and accordingly will entitle the holders to participate in all dividends or other distributions paid or made on or after the date of allotment other than any dividend or other distribution previously declared or recommended or resolved to be paid or made with respect to a record date which shall be before the date of allotment.

6.	LAPSE OF OPTION

An Option shall lapse automatically and not be exercisable (to the extent not already exercised) on the earliest of:
(a)	ten (10) years from the Individual Option Grant Date;

(b)	the expiry of any of the periods referred to in Clause 5.4(a), (b), (c), (e), or (f);

(c)	the close of the fifth business day prior to the general meeting (or its equivalent) of a Group Company held for the purposes of approving the winding-up of a Group Company or the date of the commencement of the winding-up of a Group Company;

(d)	the date on which the Optionee ceases to be an Employee of any Group Company by reason of the termination of his employment on any one or more of the grounds that he has been guilty of misconduct, or has committed an act of bankruptcy or has become insolvent or has made any arrangement or composition with his creditors generally, or has been convicted of any criminal offence involving his integrity or honesty or (if so determined by the Board) on any other ground on which an employer would be entitled to terminate his employment at common law or pursuant to any applicable laws or under the Optionee’s service contract with any Group Company. A resolution of the board of directors (or its equivalent) of the subject Group Company to the effect that the employment of a Optionee has or has not been terminated on one or more of the grounds specified in this Clause 6(d) shall be conclusive; or

(e)	the date on which the Optionee commits a breach of Clause 5.1.

7.	ADJUSTMENTS

In the event of any dividend, share split, combination or exchange of Shares, amalgamation, arrangement or consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to its shareholders, or any other change affecting the shares of Shares or the share price of a Share, the Board shall make such proportionate adjustments, if any, as necessary to reflect such change with respect to (a) the aggregate number and type of shares that may be issued under the Scheme; (b) the terms and conditions of any outstanding Options (including, without limitation, any applicable performance targets or criteria with respect thereto); and (c) the grant or exercise price per share for any outstanding Options under the Scheme.

8.	SHARE CAPITAL

The exercise of any Option shall be subject to the members of the Company or the Listing Vehicle (as the case may be) in general meeting approving any necessary increase in the authorised share capital of the Company or the Listing Vehicle (as the case may be). Subject thereto the Board or the board of directors of the Listing Vehicle (as the case may be) shall make available sufficient authorised but unissued share capital of the Company or the Listing Vehicle (as the case may be) to meet subsisting requirements on the exercise of Options.

9.	DISPUTES

Any dispute arising in connection with the Scheme (whether as to the number of Shares the subject of an Option, the amount of the Subscription Price or otherwise) shall be referred to the decision of the Auditors who shall act as experts and not as arbitrators and whose decision shall be final and binding.

10.	ALTERATION OF THE SCHEME

The Scheme may be altered in any respect by resolution of the Board or the board of directors of the Listing Vehicle (as the case may be) except that the provisions of the Scheme as to:
(a)	the definitions of “Optionee” and “ Plan Termination Date” in Clause 1.1; and

(b)	the provisions of Clauses 3.1, 4, 5, 6, 7 and this Clause 10, shall not be altered to the advantage of Optionees except with the prior sanction of a resolution of the Company or the Listing Vehicle (as the case may be) in general meeting, provided that no such alteration shall operate to affect adversely the terms of issue of any Option granted or agreed to be granted prior to such alteration except with the consent or sanction of such number of Optionees as shall together hold Options in respect of not less than three-fourths in nominal value of all Shares or shares of the Listing Vehicle (as the case may be) then subject to Options granted under the Scheme.

11.	TERMINATION

The Company or the Listing Vehicle (as the case may be) by resolution in general meeting or the Board or the board of directors of the Listing Vehicle (as the case may be) may at any time terminate the operation of the Scheme and in such event no further Options will be offered but Options granted before the such termination will continue to be effective in accordance with their terms and conditions and the provisions of this Scheme.

12.	MISCELLANEOUS

12.1	The Company or the Listing Vehicle (as the case may be) shall bear the costs of establishing and administering the Scheme.

12.2	Any notice or other communication between the Company or the Listing Vehicle (as the case may be) and a Optionee may be given by sending the same by prepaid post or by personal delivery to, in the case of the Company or the Listing Vehicle (as the case may be), the address of its registered office or principal place of business in Hong Kong and, in the case of the Optionee, his address as notified to the Company from time to time.

12.3	Any notice or other communication served by post:
(a)	by the Company or the Listing Vehicle (as the case may be) shall be deemed to have been served 24 hours after the same was put in the post; and

(b)	by the Optionee shall not be deemed to have been received until the same shall have been received by the Company or the Listing Vehicle (as the case may be).
12.4	A Optionee shall be responsible for obtaining any governmental or other official consent that may be required by any country or jurisdiction in order to permit the grant or exercise of the Option. The Company or the Listing Vehicle (as the case may be) shall not be responsible for any failure by a Optionee to obtain any such consent or for any tax or other liability to which a Optionee may become subject as a result of his participation in the Scheme.

12.5	The Scheme shall not confer on any person any legal or equitable rights (other than those constituting the Options themselves) against the Company or the Listing Vehicle (as the case may be) directly or indirectly or given rise to any case of action at law or in equity against the Company or the Listing Vehicle (as the case may be).

12.6	The Scheme shall not form part of any contract of employment between the Group Companies and any Optionee and the right and obligations of any Optionee under the terms of his office or employment shall not be affected by his participation in it and the Scheme shall afford such a Optionee no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason.

12.7	The Scheme and all Options granted hereunder shall be construed and enforced in accordance with and governed by the laws of Hong Kong, without regard to otherwise applicable conflict-of-laws principles.